Exhibit 2.2



                  SECOND AMENDMENT TO MOTEL PURCHASE AGREEMENT


     THIS SECOND AMENDMENT is made this October 31, 2005, by and between SUPERTEL LIMITED PARTNERSHIP ("Buyer") and INDEPENDENT PROPERTY OPERATORS OF AMERICA, LLC. ("Seller").

                                    RECITALS:

     WHEREAS, on September 12, 2005, Buyer and Seller entered into that certain Motel Purchase Agreement ("Purchase Agreement");

     WHEREAS, on October 14, 2005, Buyer and Seller entered into that certain Amendment to Motel Purchase Agreement which revised certain terms of the Purchase Agreement as more particularly set forth therein;

     WHEREAS, one of Seller's lenders, GE Capital Franchise Finance Corporation ("GE"), is currently unwilling to accept prepayment of a Balloon Promissory Note dated May 30, 2002 (the "GE Note") and is currently unwilling to release the lien of its mortgage (the "GE Mortgage") securing the GE Note, which GE Mortgage is recorded against the Comfort Suites at 52939 US 933 North, South Bend, St. Joseph County, Indiana (the "South Bend Property"), and as such, Seller is unable to deliver unencumbered title to the South Bend Property in accordance with Section 9 of the Purchase Agreement; and

     WHEREAS, Buyer and Seller desire to further amend the Purchase Agreement with respect to extending the Closing Date to give Seller additional time to negotiate with GE, and with respect to the termination of the Hampton Inn & Suites License Agreement, dated as of March 20, 1998, as amended (the "Hampton Inn License Agreement"), between Seller as Licensee and Promus Hotels, Inc. as Licensor.



WITNESSETH:

Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

1. Section 2 of the Purchase Agreement is hereby amended to state that the Purchase Price shall be Thirty-Two Million Three Hundred Nine Thousand Seven Hundred Five and No/100 Dollars ($32,309,705.00).

2. The Closing Date is hereby extended to November 30, 2005, or such earlier date as the parties hereto agree; provided, however, if the Closing occurs, the reference to "the Closing Date" in Section 11(d) of the Purchase Agreement shall be November 1, 2005.

3. The following is hereby added as Section 22 of the Purchase Agreement:

         22. Hampton Inn Termination.

         (a) Seller agrees prior to Closing to enter into that certain Voluntary Termination of License Agreement- Hampton Inn & Suites- Warsaw, Indiana ("Voluntary Termination"), with Licensor, and to pay Licensor the sum of Three Hundred Nine Thousand Seven Hundred Five and No/100 Dollars ($309,705.00) (the "Voluntary Termination Payment") at least twenty four (24) hours prior to the date of Closing so long as Seller has received the Voluntary Termination Payment Reimbursement (as hereinafter defined), which constitutes the Early Termination Payment pursuant to the Voluntary Termination. Seller shall also pay to Licensor all actual and estimated amounts due for license and other fees and charges under the License Agreement through the Early Termination Date.

         (b) Buyer agrees to pay to the Seller funds in the amount for the Voluntary Termination Payment by wire transfer on or before November 1, 2005, which funds (the "Voluntary Termination Payment Reimbursement") will be used by the Seller to make the Voluntary Termination Payment, as provided above. The Voluntary Termination Payment Reimbursement will appear as a credit against the Purchase Price at Closing.

         (c) In the event Seller willfully fails to close the transaction contemplated by the Purchase Agreement, Buyer shall be entitled to a refund of the Voluntary Termination Payment Reimbursement; otherwise, the Voluntary Termination Payment Reimbursement will be retained by the Seller or credited to the Purchase Price as provided above.

4. Capitalized terms used herein without definition shall have the meanings provided therefore in the Purchase Agreement unless the context otherwise requires.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment in multiple counterparts, including facsimile counterpart, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.


INDEPENDENT PROPERTY OPERATORS              SUPERTEL LIMITED PARTNERSHIP, a
  OF  AMERICA, LLC                            Virginia limited partnership

   By:  Mills Management II, Inc.           By:  Supertel Hospitality REIT Trust
                                            Its: General Partner


   By:.. /s/ Charles A. Mills, III          By: ../s/ Paul J. Schulte
         -----------------------------          -----------------------------
   Title:..President                        Title:...President
         -----------------------------          -----------------------------